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                     August 18, 2021

       James Mountain
       Chief Financial Officer
       Armour Residential REIT, Inc.
       3001 Ocean Drive, Suite 201
       Vero Beach, FL 32963

                                                        Re: Armour Residential
REIT, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 17,
2021
                                                            File No. 001-34766

       Dear Mr. Mountain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gordon Harper